Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use in this Current Report on Form 8-K of our report dated March 13, 2018 with respect to the financial statements of Innovate Biopharmaceuticals Inc. for the year ended December 31, 2017 (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern).

/s/ Mayer Hoffman McCann P.C.

Orange County, California

March 28, 2018